EXHIBIT 99.1

Prestige Brands Holdings, Inc. Reports Fiscal 2010 Third Quarter & Nine Month Results

Q3 Earnings per Share From Continuing Operations $0.21 vs. $0.15 Last Year; Revenues Slightly Down

Irvington, NY, February 5, 2010—Prestige Brands Holdings, Inc. (NYSE-PBH) today announced results for the third fiscal quarter and nine months ending December 31, 2009.

Third Quarter
Net revenues from continuing operations for the third fiscal quarter ended December 31, 2009 were $75.4 million, $2.6 million or 3% below last year’s results of $78.0 million. Revenues of the divested Denorex®, Prell® and Zincon® shampoo brands in October, 2009, are reflected in discontinued operations for both the current year and the prior year comparable period.

Operating income for the third fiscal quarter was $23.7 million, $4.2 million or 22% greater than last year’s operating income of $19.5 million.  The increase in operating income resulted from decreases in advertising and promotional (A&P) expenditures when compared to the higher levels during the prior year comparable period that were related to last year’s introductory spending levels to support Allergen Block products, and general and administrative (G&A) expenses.  The reduction in G&A expense when compared to the prior year comparable period was primarily due to decreased legal, salary expenses and currency valuation expenses.

Net income from continuing operations for the third quarter ended December 31, 2009 was $10.3 million, $2.6 million or 34% greater than last year’s net income from continuing operations of $7.7 million.  Earnings per share from continuing operations were $0.21 compared to $0.15 in the prior year comparable period.

Commenting on the results of the quarter, Matthew Mannelly, President and CEO said, “We are pleased with our improved profitability and continue to work to drive revenue in this challenging economy.  We are increasing our focus on supporting our core brands.

This quarter, we are particularly pleased with the performance on our core brands, Chloraseptic®, Little Remedies®, Clear Eyes® and New-Skin®,” he said.

Results by Segment
Over-The-Counter (OTC) Healthcare Products
Net revenues for the OTC segment in the fiscal third quarter were $46.2 million, $1.4 million or 3% below the prior year comparable period. Increases in sales of the Chloraseptic®, Clear Eyes® and Little Remedies® brands were offset by declines in the two Allergen Block products and the Murine® Ear line.

Household Products
Net revenues for the household products segment in the third fiscal quarter were $27.3 million, $900 thousand, or 3% less than last year. Sales increases on the Spic and Span® and Chore Boy® lines were offset by a decline for Comet®.

Personal Care Products
From this quarter forward, the results of this segment will exclude sales from the three shampoo brands divested in October, 2009, which are now reflected in discontinued operations.  Net revenues from continuing operations for this segment were $2.0 million, $200 thousand or 10% below the prior year comparable period. The decline was primarily due to decreased sales of Cutex®.

Year-To-Date Results
For the nine month period ending December 31, 2009, total revenues from continuing operations were $230.6 million, 2% lower than the prior period results of $234.5 million. Operating income from continuing operations of $63.5 million was 6% greater than the prior year comparable results of $60.0 million, largely as a result of reduced advertising and promotion expenses when compared with the prior year period. Net income from continuing operations for the nine month period was $28.0 million, an increase of $4.7 million over the prior year comparable period’s results of $23.3 million.

Free Cash Flow and Debt Repayment
Free cash flow is a “non-GAAP financial measure” as that term is defined by the Securities and Exchange Commission in Regulation G. We view “free cash flow” as an important measure because it is an indicator of cash available for debt repayment and to fund acquisitions. We define “free cash flow” as operating cash flow less capital expenditures.

The Company’s free cash flow for the third quarter was $10.4 million, compared to $16.4 million in the prior year comparable quarter.  The decrease in free cash flow is primarily a result of an increase in working capital partially offset by an increase in deferred income taxes.  Free cash flow is comprised of operating cash flow of $10.6 million less capital expenditures of $170,000. This compares to the prior year comparable quarter’s operating cash flow of $16.7 million, less capital expenditures of $288,000. The free cash flow generated during the quarter ended December 31, 2009 combined with the funds generated from the divestiture of the three shampoo brands during the quarter allowed us to pay down $19.0 million on our term loan during the quarter. At December 31, 2009, total debt was reduced to $319.3 million.

Conference Call
The Company will host a conference call to review its third quarter fiscal 2010 results on Friday, February 5, 2010 at 8:30am (EST). The toll free dial-in number is 866-277-1181. International callers may dial 617-597-5358. The conference pass code is “prestige”. We will have a live internet webcast of the call, as well as an archived replay which can be accessed from the Investor Relations page of www.prestigebrandsinc.com. The archived replay will be available for two weeks following completion of the call. The dial-in numbers are 888-286-8010 (domestic) and 617-801-6888 (international). The pass code for the replay only is 65721192.

About Prestige Brands Holdings, Inc.
Located in Irvington, NY, Prestige Brands Holdings, Inc. is a marketer and distributor of brand name over-the-counter healthcare products, household products and personal care products sold throughout the U.S., Canada, and certain international markets. Key brands include Chloraseptic® sore throat treatment, Compound W® wart remover, New-Skin® liquid bandage, Clear Eyes® and Murine® eye and ear care products, Little Remedies® pediatric over-the-counter products, Cutex® nail polish remover, Comet® and Spic and Span® household cleaners, and other well-known brands.

Forward-Looking Statements

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” or “continue (or the negative or other derivatives of each of these terms or similar terminology). The “forward-looking statements” include, without limitation, statements regarding the economic outlook for the Company and the demand for its products and future cash flows from operations. These statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.
Contact: Dean Siegal
914-524-6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31		Nine Months Ended December 31
(In thousands, except share data)	2009	2008	2009	2008
Revenues
Net sales	$74,997	$77,345	$229,130	$232,582
Other revenues	451	621	1,511	1,921
Total revenues	75,448	77,966	230,641	234,503

Cost of Sales
Cost of sales	35,641	36,480	108,670	109,789
Gross profit	39,807	41,486	121,971	124,714

Operating Expenses
Advertising and promotion	6,099	11,349	24,645	32,129
General and administrative	7,411	8,311	26,088	25,647
Depreciation and amortization	2,596	2,311	7,781	6,926
Total operating expenses	16,106	21,971	58,514	64,702

Operating income	23,701	19,515	63,457	60,012

Other (income) expense
Interest income	-	(14)	-	(143)
Interest expense	5,558	7,065	16,853	22,656
Total other expense	5,558	7,051	16,853	22,513

Income from continuing operations before income taxes	18,143	12,464	46,604	37,499
Provision for income taxes	7,807	4,724	18,594	14,212
Income from continuing operations	10,336	7,740	28,010	23,287

Discontinued Operations
Income from discontinued operations, net of income tax	87	278	661	1,034

Gain on sale of discontinued operations, net of income tax	157	-	157	-
Net income	$10,580	$8,018	$28,828	$24,321

Basic earnings per share:
Income from continuing operations	$0.21	$0.15	$0.56	$0.47
Net income	$0.21	$0.16	$0.58	$0.49

Diluted earnings per share:
Income from continuing operations	$0.21	$0.15	$0.56	$0.47
Net income	$0.21	$0.16	$0.58	$0.49

Weighted average shares outstanding:
Basic	50,030	49,960	50,008	49,921
Diluted	50,074	50,040	50,078	50,038

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

(In thousands) Assets	December 31, 2009	March 31, 2009
Current assets
Cash and cash equivalents	$34,262	$35,181
Accounts receivable	30,618	36,025
Inventories	34,092	25,939
Deferred income tax assets	5,045	4,022
Prepaid expenses and other current assets	2,022	1,358
Current assets of discontinued operations	-	1,038
Total current assets	106,039	103,563

Property and equipment	1,297	1,367
Goodwill	114,240	114,240
Intangible assets	561,828	569,137
Other long-term assets	3,170	4,602
Long-term assets of discontinued operations	-	8,472

Total Assets	$786,574	$801,381

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$16,904	$15,898
Accrued interest payable	2,446	5,371
Other accrued liabilities	13,258	9,407
Current portion of long-term debt	3,550	3,550
Total current liabilities	36,158	34,226

Long-term debt	315,787	374,787
Deferred income tax liabilities	109,776	97,983

Total Liabilities	461,721	506,996

Commitments and Contingencies – Note 16

Stockholders’ Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 50,154 shares at December 31, 2009 and 50,060 shares at March 31, 2009	502	501
Additional paid-in capital	383,600	382,803
Treasury stock, at cost – 124 shares at December 31, 2009 and March 31, 2009	(63)	(63)
Accumulated other comprehensive loss	(492)	(1,334)
Accumulated deficit	(58,694)	(87,522)
Total Stockholders’ Equity	324,853	294,385

Total Liabilities and Stockholders’ Equity	$786,574	$801,381

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended December 31
(In thousands)	2009	2008
Operating Activities
Net income	$28,828	$24,321
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,679	8,273
Gain on sale of discontinued operations	(253)	-
Deferred income taxes	10,254	7,393
Amortization of deferred financing costs	1,432	1,696
Stock-based compensation	1,658	2,248
Changes in operating assets and liabilities
Accounts receivable	6,407	9,588
Inventories	(8,281)	945
Inventories held for sale	-	-
Prepaid expenses and other current assets	(664)	(527)
Accounts payable	1,006	(2,450)
Accrued liabilities	1,424	1,860
Net cash provided by operating activities	50,490	53,347

Investing Activities
Purchases of equipment	(402)	(397)
Proceeds from sale of discontinued operations	7,993	-
Business acquisition purchase price adjustments	-	(4,191)
Net cash provided by (used for) investing activities	7,591	(4,588)

Financing Activities
Repayment of long-term debt	(59,000)	(26,887)
Purchase of common stock for treasury	-	(16)
Net cash used for financing activities	(59,000)	(26,903)

Increase (Decrease) in cash	(919)	21,856
Cash - beginning of period	35,181	6,078

Cash - end of period	$34,262	$27,934

Interest paid	$18,345	$24,276
Income taxes paid	$9,820	$7,251

Prestige Brands Holdings, Inc.
Notes to Consolidated Financial Statements

Business Segments

	Three Months Ended December 31, 2009
	Over-the-Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated
(In thousands)
Net sales	$46,160	$26,828	$2,009	$74,997
Other revenues	9	437	5	451

Total revenues	46,169	27,265	2,014	75,448
Cost of sales	16,919	17,481	1,241	35,641

Gross profit	29,250	9,784	773	39,807
Advertising and promotion	5,146	877	76	6,099

Contribution margin	$24,104	$8,907	$697	33,708
Other operating expenses				10,007

Operating income				23,701
Other expense				5,558
Provision for income taxes				7,807
Income from continuing operations				10,336
Income from discontinued operations, net of income tax				87
Gain on sale of assets, net of income tax				157

Net income				$10,580

	Nine Months Ended December 31, 2009
	Over-the-Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated
(In thousands)
Net sales	$137,800	$82,271	$9,059	$229,130
Other revenues	29	1,454	28	1,511

Total revenues	137,829	83,725	9,087	230,641
Cost of sales	49,664	53,765	5,241	108,670

Gross profit	88,165	29,960	3,846	121,971
Advertising and promotion	19,264	5,080	301	24,645

Contribution margin	$68,901	$24,880	$3,545	97,326
Other operating expenses				33,869

Operating income				63,457
Other expense				16,853
Provision for income taxes				18,594
Income from continuing operations				28,010
Income from discontinued operations, net of income tax				661
Gain on sale of assets, net of income tax				157

Net income				$28,828

	Three Months Ended December 31, 2008
	Over-the-Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated
(In thousands)
Net sales	$47,526	$27,586	$2,233	$77,345
Other revenues	69	552	-	621

Total revenues	47,595	28,138	2,233	77,966
Cost of sales	16,892	18,253	1,335	36,480

Gross profit	30,703	9,885	898	41,486
Advertising and promotion	9,459	1,794	96	11,349

Contribution margin	$21,244	$8,091	$802	30,137
Other operating expenses				10,622

Operating income				19,515
Other expense				7,051
Provision for income taxes				4,724
Income from continuing operations				7,740
Income from discontinued operations, net of income tax				278

Net income				$8,018

	Nine Months Ended December 31, 2008
	Over-the-Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated
(In thousands)
Net sales	$137,090	$87,472	$8,020	$232,582
Other revenues	93	1,828	-	1,921

Total revenues	137,183	89,300	8,020	234,503
Cost of sales	47,667	57,113	5,009	109,789

Gross profit	89,516	32,187	3,011	124,714
Advertising and promotion	25,150	6,595	384	32,129

Contribution margin	$64,366	$25,592	$2,627	92,585
Other operating expenses				32,573

Operating income				60,012
Other expense				22,513
Provision for income taxes				14,212
Income from continuing operations				23,287
Income from discontinued operations, net of income tax				1,034

Net income				$24,321